EXHIBIT 99.1

FIRST                                                         FOR
FEDERAL                                                 IMMEDIATE
BANCSHARES                                                RELEASE
1401 Highway 62-65 North
P.O. Box 550
Harrison, AR  72601              FOR FURTHER INFORMATION CONTACT:
                                    Larry J. Brandt/President-CEO
                                         Tommy Richardson/EVP-COO
                                          Sherri Billings/EVP-CFO
                                                     870-741-7641

           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
              ANNOUNCES THE ELECTION OF A DIRECTOR

  Harrison, Arkansas - September 26, 2003 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today the expansion of its board to six members and the election of Mr. Frank Conner to serve as a board member. Mr. Conner, who meets the current Nasdaq standard of having accounting or related financial expertise, will also serve on the Corporation's audit committee. Mr. Conner is currently employed as Vice President - Finance and Accounting and Chief Financial Officer of FedEx Freight East, formerly American Freightways, Inc. located in Harrison, Arkansas. Mr. Conner currently serves on P.A.M. Transportation Services, Inc., (a trucking company headquartered in Tontitown, Arkansas) board of directors and audit committee. Mr. Conner was previously employed by American Freightways and previously served for thirteen years in various capacities with McKesson Service Merchandise. Mr. Conner is a certified public accountant and served seven years in public accounting with Peat, Marwick and Mitchell prior to joining McKesson.

  Larry J. Brandt, the Corporation's President and Chief Executive Officer, noted that "the expansion of the Board, through the appointment of Mr. Conner, will further diversify the Board and add another level of business, financial and accounting experience. We believe his past experience will be an asset to the Corporation, particularly with respect to his financial and accounting background and his qualification as a financial expert on our audit committee."

  First Federal Bank, in its 69th year, conducts business from 16 offices in Northcentral and Northwest Arkansas. At June
  30, 2003, the Corporation had total assets of $699.1 million, total liabilities of $627.0 million and stockholders' equity of $72.1 million.